Filed pursuant to Rule 433
Registration Statement No. 333-136704
(Supplementing the Preliminary Prospectus Supplement
dated March 12, 2007)
CIGNA Corporation

Pricing Term Sheet

	5.375% Notes Due 2017	6.150% Notes due 2036
Issuer:	CIGNA Corporation
Size:	$250,000,000	$250,000,000
Maturity:	March 15, 2017	November 15, 2036
Coupon:	5.375%	6.150%
Price to Public (percent of face amount):	99.230% of face amount	101.749% of face amount

The price to the public does not include interest accrued prior to settlement. Interest will also accrue from the settlement date if notes are not delivered on that date.
Interest accrued prior to settlement date:	N/A	2.13542%
Yield to maturity:	5.476%	6.022%
Spread to Benchmark Treasury:	92 basis points	130 basis points
Benchmark Treasury:	4.625% due 02/15/2017	4.500% due 02/15/2036
Benchmark Treasury Yield:	4.556%	4.722%
Interest Payment Dates:	March 15 and September 15,	May 15 and November 15,
	commencing September 15, 2007	commencing May 15, 2007

Redemption Provisions:
Make-whole call spread	15 basis points	25 basis points
Trade Date:	March 12, 2007
Settlement:	March 15, 2007
CUSIP:	125509BJ7	125509BH1
Issuer Ratings (Senior Debt):	Baa2/BBB+/BBB

Joint Book Runners	Banc of America Securities LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Citigroup Global Markets Inc.

These issuer ratings are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at toll free (800) 294-1322, Deutsche Bank Securities Inc. at toll free (800) 503-4611, Goldman Sachs & Co. at (866) 471-2526, or Citigroup Global Markets Inc. at toll free (877) 858-5407.